Exhibit 10.25

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE, dated as of January 1, 2014 (this “Amendment”), between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”), and AEGERION PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for certain premises located in the building in Riverfront Office Park at 101 Main Street, Cambridge, Massachusetts (referred to in the Lease as the “Building” and in this Amendment as the “101 Main Building”).

RECITALS:

A. Landlord and Tenant entered into that certain Gross (BY)-INS Office Lease dated for reference December 22, 2010 (as amended, the “Lease”), for premises currently consisting of approximately 8,741 rentable square feet (the “Original Premises”) on the 18th floor of the 101 Main Building.

B. Landlord and Tenant subsequently entered into that certain First Amendment to Lease dated as of November 7, 2011 (“First Amendment”), whereby the leased Premises was further expanded to include the “Additional Space,” consisting of approximately 3,978 rentable square feet, so that the total leased Premises after expansion consisted of approximately 12,719 rentable square feet in the 101 Main Building. Also pursuant to the First Amendment, Tenant has an option to lease the “Second Additional Space,” which the First Amendment erroneously indicated consisted of 8,453 rentable square feet, but actually consists of approximately 8,202 rentable square feet, and if such option is affirmatively exercised by Tenant in accordance with the First Amendment, all rent payable, including Tenant’s Proportionate Share, will be recalculated based upon the corrected square footage multiplied by the applicable rate per square footage in the First Amendment and this Amendment.

C. Landlord and Tenant subsequently entered into that certain Second Amendment to Lease dated as of September 4, 2012 (“Second Amendment”), whereby the leased Premises was further expanded to include the “Third Additional Space,” consisting of approximately 2,429 rentable square feet, so that the total leased Premises then consisted of approximately 15,148 rentable square feet in the 101 Main Building.

D. Landlord and Tenant subsequently entered into that certain Third Amendment to Lease dated as of June 19, 2013 (“Third Amendment”), whereby the leased Premises was further expanded to include the “Fourth Additional Space,” consisting of approximately 7,350 rentable square feet, so that the total leased Premises currently consists of approximately 22,498 rentable square feet in the 101 Main Building.

E. Landlord and Tenant desire to again amend the Lease to again provide for an additional expansion of the leased Premises.

F. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms. All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2. Fifth Additional Space. Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, in addition to the Original Premises, Additional Space, Third Additional Space and Fourth Additional Space, approximately 31,571 rentable square feet (the “Fifth Additional Space”) consisting of the entire 8th floor of the building adjacent to the 101 Main Building, namely, the building commonly known as One Main Street (the “One Main Building”; references in the Lease to the “Building” shall be construed to refer to the 101 Main Building or the One Main Building, as appropriate). The Fifth Additional Space is approximately depicted on Exhibit A attached hereto and made a part hereof, and the legal description of the One Main Building is attached hereto as Exhibit B. Landlord shall deliver possession of the Fifth Additional Space to Tenant on January 1, 2014 (the “FAS Commencement Date”, or “FASCD”). As a result, as of January 1, 2014, the Premises subject to the Lease shall consist of the Original Premises, the Additional Space, the Third Additional Space, the Fourth Additional Space and the Fifth Additional Space. All references in the Lease to the “Premises,” unless otherwise provided for in this Amendment, shall refer to such expanded space, which shall consist of approximately 54,069 rentable square feet. As of the FASCD, Tenant’s Proportionate Share (of the One Main Building) as to the Fifth Additional Space only shall be 9.791%.

3. Term. The Term of the Lease for the Premises, including the Fifth Additional Space, currently scheduled to expire on August 31, 2017, is hereby extended so as to expire on April 30, 2019.

4. Rent Schedules.

(a) Beginning on January 1, 2014 and continuing through April 30, 2019, the Annual Rent and the Monthly Installments of Rent payable for the Fifth Additional Space only shall be the following amounts:

Period		Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	to
1/1/2014	4/30/2015	31,571	$62.50	$1,973,187.50	$164,432.29
5/1/2015	4/30/2016	31,571	$63.50	$2,004,758.50	$167,063.21
5/1/2016	4/30/2017	31,571	$64.50	$2,036, 329.50	$169,694.13
5/1/2017	4/30/2018	31,571	$65.50	$2,067, 900.50	$172,325.04
5/1/2018	4/30/2019	31,571	$66.50	$2,099,471.50	$174,955.96

Provided that Tenant is not then in default, the Monthly Installment of Rent and additional rent under Article 4 of the Lease, for the Fifth Additional Space only, will be abated for the period from the January 1, 2014 through April 30, 2014.

(b) Through December 31, 2015, the Annual Rent and the Monthly Installments of Rent payable for the Original Premises and Additional Space only shall remain in effect as per the First Amendment.

(c) Through December 31, 2015, the Annual Rent and Monthly Installments of Rent for the Third Additional Space (and the Second Additional Space, if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, which square footage is modified as set forth in Recital B of this Amendment, and which Monthly Installment of Rent for the Second Additional Space shall be $34,175.00 through December 31, 2015) only shall remain in effect as per the Second Amendment.

(d) Through December 31, 2015, the Annual Rent and Monthly Installments of Rent for the Fourth Additional Space only shall remain in effect as per the Third Amendment.

(e) Beginning on January 1, 2016 and continuing through August 31, 2017, the Annual Rent and the Monthly Installments of Rent payable for the Original Premises, Additional Space, Second Additional Space, Third Additional Space and Fourth Additional Space (and including the Second Additional Space, if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, which square footage is modified as set forth in Recital B of this Amendment and will be additive to the Rentable Square Footage, Annual Rent and Monthly Installment of Rent in the table immediately below), shall be payable in the following amounts (as per the Third Amendment):

Period		Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	through
1/1/2016	8/31/2016	22,498	$60.00	$1,349,880.00	$112,490.00
9/1/2016	8/31/2017	22,498	$61.00	$1,372,378.00	$114,364.83

(f) Beginning on September 1, 2017, the Annual Rent and the Monthly Installments of Rent payable for the Original Premises, Additional Space, Second Additional Space, Third Additional Space and Fourth Additional Space (and the Second Additional Space, if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, which square footage is modified as set forth in Recital B of this Amendment and will be additive to the Rentable Square Footage, Annual Rent and Monthly Installment of Rent in the table immediately below), shall be payable in the following amounts:

Period		Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	to
9/1/2017	4/30/2018	22,498	$65.50	$1,473,619.00	$122,801.58
5/1/2018	4/30/2019	22,498	$66.50	$1,496,117.00	$124,676.42

(g) All rental amounts are net of tenant electricity.

5. Rent Adjustments and Tenant’s Proportionate Share. Article 4 of the Lease as amended remains in full force and effect, with the following modifications:

(a) Effective as of January 1, 2014, for the Fifth Additional Space only, the Base Year (Expenses) and the Base Year (Insurance) shall be calendar year 2014, and the Base Year (Taxes) shall be fiscal 2015 (i.e., July 1, 2014 through June 30, 2015).

(b) Effective as September 1, 2017, for the entire Premises, including the Fifth Additional Space (and the Second Additional Space, if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment), the Base Year (Expenses) and the Base Year (Insurance) shall be calendar year 2014, and the Base Year (Taxes) shall be fiscal 2015 (i.e., July 1, 2014 through June 30, 2015).

6. Security Deposit. The letter of credit currently in effect and in Landlord’s possession as the Security Deposit under the Lease provides in part as follows: “However, in no event will this Letter of Credit be extended beyond March 31, 2016.” Promptly following the execution and delivery of this Amendment, Tenant shall cause the letter of credit to be amended to change such outside date to July 31, 2019.

7. Condition of Premises: Allowance.

(a) Provided the Lease is in full force and effect and there is then no Event of Default under any of the terms and conditions of the Lease, Landlord shall pay Tenant the sum of the lesser of (a) the actual cost of the work specified below, or (b) $568,278.00 ($18.00 per square foot for the Fifth Additional Space, the “Allowance”), for the improvements to the Fifth Additional Space or the Premises desired by Tenant. The Allowance shall be paid within thirty (30) days after Landlord’s receipt of all of the following: (i) paid invoices for all work done by Tenant in the Fifth Additional Space or the Premises; (ii) final mechanic lien waivers for all work done by Tenant in the Fifth Additional Space or the Premises and other evidence reasonably required by Landlord that the work has been completed, paid for in full and is lien-free; and (iii) if required, a certificate of occupancy for the Fifth Additional Space or the Premises. All construction plans and contractors must be approved by Landlord before work can commence, and all of the provisions of the Lease (including, without limitation, Article 6, Alterations, and Article 11, Insurance) shall apply to such construction. If the work is not completed and the conditions precedent to Landlord’s payment of the Allowance are not satisfied by December 31, 2014, Landlord shall have no further obligation to pay the Allowance; provided that Tenant may use any unused portion of the Allowance for improvements to the Second Additional Space if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, so long as the work is completed and the conditions precedent to Landlord’s payment of that portion of the Allowance are satisfied by June 30, 2015. Tenant acknowledges that the Maximum TI Allowance under the terms of the original Lease and the Allowance under the First Amendment and the Second Amendment have been fully disbursed. (There remains an unfunded portion of the Allowance under the Third Amendment; Tenant has performed the contemplated work but has yet to bill Landlord for reimbursement out of the remaining portion of the Allowance. Landlord must be billed and all conditions precedent to Landlord’s payment of that portion of the Allowance must be satisfied not later than June 30, 2014.)

Tenant will be charged a construction management fee for Landlord’s agent’s oversight of Tenant’s construction in the amount of three percent (3%) of the cost of Tenant’s work, which fee may be paid out of the Allowance.

(b) Except as set forth in the preceding subparagraph, Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment. Landlord will provide the Fifth Additional Space to Tenant in good, usable and clean condition, such that Tenant can occupy and use the space for its intended purpose “as is”. Landlord shall also deliver the Fifth Additional Space with all base Building systems, including but not limited to HVAC, electrical, life safety and plumbing systems in good working condition and suitable for the use for which Tenant plans to use the Fifth Additional Space. Further, Landlord shall maintain these systems in good operating condition during the Term and, at its own cost, provide One Main Building standard signage on all Tenant directories at One Main Building. Except as set forth in the immediately preceding sentences, Tenant accepts the Original Premises, Additional Space, Third Additional Space, Fourth Additional Space and Fifth Additional Space in their “as is” condition, and acknowledges that all previous obligations of Landlord under the Lease as amended to perform any construction or make any improvements or alterations, and/or to afford any allowance to Tenant for the cost of same have been performed and satisfied in full.

(c) Landlord shall permit Tenant to install conduit between the Premises in the 101 Main Building and the Premises in the One Main Building for the purposes of installing any and all network and internet connectivity between the two Premises, so long as the installation does not interfere with service of existing providers and tenants, and furthermore that such installation is performed in accordance with plans and specifications approved by Landlord.

8. The following provisions of Section 6. l(iv) of the Lease shall be deleted in entirety:

“..., and (iv) in aggregate do not cost more than $5.00 per rentable square foot of that portion of the Premises affected by the alterations in question. Landlord’s consent shall not be required (but notice to Landlord shall be required) for minor redecorating, such as painting or carpeting, which also satisfy the criteria of (i) through (iv) in the preceding sentence.”;

and replaced with the following:

“... Landlord’s consent shall not be required (but notice to Landlord shall be required) for minor redecorating, such as painting or carpeting, which also satisfy the criteria of (i) through (iii) in the preceding sentence.”.

9. Additional Expansion Right. Paragraph 6 of the First Amendment remains in effect.

10. Extension Option. Tenant’s right to extend the Term of the Lease for the portion of the Premises that Tenant is leasing under the Lease as of the end of the current Term of the Lease for five (5) years under Section 40 of the Lease shall continue in full force and effect, subject to the terms of Section 40 of the Lease. Landlord and Tenant agree that, as a result of this Fourth Amendment, the end of the current Term of the Lease of the Premises, including the Fifth Additional Space, for the purposes of Section 40 of the Lease shall be April 30, 2019 and therefore the Tenant, subject to compliance with the terms of Section 40 of the Lease, has the option to extend the Lease until April 30, 2024 under Section 40 of the Lease.

11. Brokers. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, other than Richard Barry Joyce & Partners, for Tenant, and Cushman & Wakefield, for Landlord, whose commissions, if any, shall be paid by Landlord pursuant to separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

12. Parking. Effective on January 1, 2014, the provision for “Parking” as set forth on the Reference Pages and as amended is deleted and the following provision shall be substituted in its place: “fifty-four (54) passes at $250.00 per space per month or at the then current rate, if higher (see Article 39).” If Tenant exercises its option for the Second Additional Space, Tenant shall lease an additional nine (9) spaces at the same rate.

13. Non-Disturbance. At Tenant’s request and at Tenant’s sole expense, Landlord shall make request of any future mortgagee (there currently being no mortgagee), fee owners, lease holders and other parties with superior interests that it provide a non-disturbance agreement in favor of Tenant, but the failure to obtain such non-disturbance agreement shall not be a failure of condition of this Lease.

14. Tenant’s and Landlord’s Authority. Each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the Tenant has full right and authority to enter into this Amendment, and that all persons signing on behalf of the Tenant were authorized to do so by appropriate actions. Each of the persons executing this Amendment on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that Landlord has full right and authority to enter into this Amendment and that the Fifth Additional Space is free of all liens and encumbrances that would prevent the Tenant from using all of such space freely and clearly for the remainder of the Term of the Lease, and that all persons signing on behalf of Landlord were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International

Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default that is subject to Section 18.1.2 of the Lease will be deemed to have occurred.

15. Incorporation. Except as modified herein, all other terms and conditions of the Lease, including without limitation Article 40, Extension Option, shall continue in full force and effect and Tenant and Landlord hereby ratify and confirm their respective obligations thereunder. Tenant acknowledges that, as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.

16. Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease and this Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part, the rents, issues and proceeds thereof. The obligations of Landlord under the Lease and this Amendment shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager, and in no case shall Landlord be liable to Tenant, or Tenant be liable to Landlord, hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP. PPP, a Maryland corporation		AEGERION PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Robert D. Seaman	By:	/s/ Marc Beer

Name:	Robert D. Seaman	Name:	Marc Beer

Title:	Vice President	Title:	CEO

Dated:	1-8,2014	Dated:	,2014

EXHIBIT A – FIFTH ADDITIONAL SPACE

attached to and made a part of Fourth Amendment to Lease

dated as of January 1, 2014 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

AEGERION PHARMACEUTICALS, INC. as Tenant

Riverfront Office Park, One Main Street, Cambridge, Massachusetts 02142

A-1

EXHIBIT B – LEGAL DESCRIPTION OF THE ONE MAIN BUILDING

attached to and made a part of Fourth Amendment to Lease

dated as of January 1, 2014 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

AEGERION PHARMACEUTICALS, INC. as Tenant

Riverfront Office Park, One Main Street, Cambridge, Massachusetts 02142

A certain parcel of land in the City of Cambridge, Middlesex County, Massachusetts, bounded and described as follows:

SOUTHWESTERLY	at the intersection of Main Street and First Street, by four lines measuring 44.72 feet, 129.49 feet, 24.15 feet, and 41.16 feet respectively;

SOUTHERLY	by Main Street by a line measuring 404.86 feet;

WESTERLY	by Lot 1, by a line measuring 154.28 feet; and

NORTHERLY	by the Broad Canal, 594.60 feet.

Said parcel is shown as Lot 2 on a “Subdivision Plan of Land in Cambridge, Mass. (Middlesex County)”, dated April 24, 1981, and revised September 4, 1981, drawn by Boston Survey Consultants, and prepared for Darvel Realty Trust, recorded with Middlesex Southern District Registry of Deeds in Book 14412, Page 199.

B-1